Exhibit 99.1
News
NYSE:BWS
For Immediate Release
Contact: Beth Fagan, VP Public Affairs
314-854-4093 / bfagan@brownshoe.com

Brown Shoe Reports September Same-Store Sales at Famous Footwear and Naturalizer;
Issues Guidance for Third Quarter and Full Year

            ST. LOUIS, MISSOURI, October 7, 2004-- Brown Shoe Company, Inc. (NYSE: BWS) today announced September retail sales at Famous Footwear, the company's chain of 914 brand-name footwear stores, increased 8.9 percent to $104,000,000 for the five-week period ended October 2, 2004, compared to $95,500,000 for the same period last year. Same-store sales for September were up 4.7 percent.

            Famous Footwear sales for the first eight months of fiscal 2004 were $779,400,000, a 2.4 percent increase compared to $761,400,000 for the year-ago period. Same-store sales for the 35 weeks were down 0.4 percent.

            "The back-to-school season started late for Famous Footwear," said Brown Shoe Chairman and CEO Ron Fromm. "While our back-to-school business strengthened with a 4.7 percent same-store sales gain in September, combined same-store sales for August and September were down 1.3 percent - falling short of our expectations."

            The Company noted the following category performances at Famous Footwear over the August/September period: Athletics increased mid-single digits on a same-store basis, as did dress footwear. Its kids' business was flat. Total women's footwear was down for the two months, with the largest decline coming from the casual category.

            Retail sales at Brown Shoe's Naturalizer retail division, a 382-store chain selling the Naturalizer brand of women's footwear in the U.S. and Canada, were $19,700,000 for the five-week month, compared to $21,000,000 for the year-ago period. September same-store sales declined 8.1 percent. Total sales for the chain for the first eight months were $124,900,000 compared to $125,500,000 for the same period last year; same-store sales were down 2.8 percent.

Forward Guidance

            Based on quarter-to-date results, Brown Shoe currently estimates third quarter diluted earnings per share will be in the range of $0.90 to $1.00, versus $1.13 per share for the third quarter of 2003. Full-year results for fiscal 2004 are currently estimated in the range of $2.55 to $2.65, as compared to the Company's fiscal 2003 diluted earnings per share of $2.52.

            "In addition to the lower-than-planned back-to-school business, our third quarter guidance reflects a continuation of the challenges we faced in the second quarter with respect to our Children's and Bass wholesale businesses and the Naturalizer business," said Fromm. "Looking to the fourth quarter, we expect to report increases in sales and earnings. Our expectation is based on Famous Footwear continuing to achieve at or near planned earnings levels, predicated on flat to a modest increase in same-store sales. In addition, Carlos by Carlos Santana, LifeStride and our Men's and Athletic businesses are achieving solid results with expectations of this performance continuing in the fourth quarter. We also expect our Children's division to stabilize as we begin to ship new licensed product. This is somewhat tempered by continuing difficult conditions at retail, which could affect our wholesale shipping.

            "Over the long term, we remain committed to delivering compelling product to our wholesale customers and creating an equally compelling shopping experience for our retail customers. This will enable us to increase our market share and create value for our shareholders," Fromm said.

MONTH AND YEAR-TO-DATE SALES (millions)

	FY 2004 (10/2/04)	FY 2003 (10/4/03)	% Change	Same-Store % Change	Stores Open 10/2/04 vs. 10/4/03
Sept. -Famous Footwear	$ 104.0	$ 95.5	8.9	4.7	914	899
Y-T-D -Famous Footwear	779.4	761.4	2.4	(0.4)

Sept. -Naturalizer	19.7	21.0	(6.3)	(8.1)	382	383
Y-T-D -Naturalizer	124.9	125.5	(0.5)	(2.8)

Store Openings for the month

  Famous Footwear opened new stores in Redlands, CA and Trexlertown, PA.
  Naturalizer opened new stores in Elmhurst, NY and Allen, TX.
Third Quarter Earnings Release

            Brown Shoe plans to release its third quarter results on November 17 before market open. The conference call, scheduled for 9:00 a.m. EST that same morning, will be accessible via a live web-cast at www.fulldisclosure.com or on Brown Shoe's website in the Investor section, under press releases.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) general economic conditions and the consumer's preferences and purchasing patterns, which may be influenced by consumers' disposable income; (ii) the uncertainties of currently pending litigation; (iii) intense competition within the footwear industry; and (iv) political and economic conditions or other threats to continued and uninterrupted flow of inventory from Brazil and China, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

Brown Shoe is a $1.8 billion footwear company with worldwide operations. The Company operates the 900-store Famous Footwear chain, which sells brand name shoes for the family. It also operates nearly 400 Naturalizer stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Connie and Buster Brown; it also markets licensed brands including Dr. Scholl's, Bass and Carlos by Carlos Santana for adults, and Barbie, Spider-Man, Bob the Builder and Disney character footwear for children. Brown Shoe press releases are available on the Company's web site at www.brownshoe.com.